Exhibit 99.2

Cloudary Corporation
No. 35 Boxia Road, Pudong New Area
Shanghai, 201203
People’s Republic of China
July 11, 2011
Dear Sirs:
We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.
We are acting as PRC counsel for Cloudary Corporation (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, relating to the offering by the Company and certain selling shareholders of the Company a certain number of American Depositary Shares (the “ADSs”), each of which represents one or more Class B ordinary shares, par value US$0.01 per share, of the Company; and (ii) the Company’s proposed listing and offering of its ADSs on New York Stock Exchange, or NYSE (collectively, the “Offering”).
In rendering this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.
For the purpose of providing this opinion, save as expressly mentioned in this legal opinion, we have assumed:
(i) the genuineness of all signatures, authenticity of each document submitted to us as an original, that each signature on behalf of a party thereto is that of a person duly authorized to execute the same, the conformity with the originals of all documents provided to us as copies thereof and of the correctness of all facts and information stated or given in such documents;
(ii) that the document as they were presented to us up to the date of this opinion and that none of the documents have been revoked, amended, varied or supplemented;
(iii) that the factual information provided by the Company is true and correct;
(iv) the execution and delivery of such documents and their terms and conditions fully reflect the genuine and complete intention of all parties thereto acting in good faith;
(v) each party to such documents, except for those otherwise specifically confirmed by this opinion, has the capacity, necessary power, authority and legal right to enter into, and has duly authorized, executed and delivered, such documents, to which it is a party;

(vi) all the approval authorities mentioned in such documents have the power or due authorization to approve the relevant matters on which it has delivered the approvals, permits, licenses or certificates as the case may be; and
(vii) each of such documents which are governed by the laws of any jurisdiction other than PRC is legal, valid and enforceable in any aspects under the respective governing law.
The following terms as used in this opinion are defined as follows:
“Governmental Agency” means any national, provincial or local government agency, body or any other regulator in the PRC.
“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies.
“Hongwen Subsidiaries” means subsidiaries of Shanghai Hongwen, which include Shanghai Xuanting, Hong Xiu Tian Xiang Science and Technology Development (Beijing) Co., Ltd., Tianjin Rongshuxia Information Technology Co., Ltd., Tianjin Jushi Wenhua Book Distribution Co., Ltd., Tianjin Huawen Tianxia Book Co., Ltd., Tianjin Zhongzhi Bowen Book Co., Ltd., Beijing Wangwen Xinyue Technology Co., Ltd., Suzhou Jingwei Network Technology Co., Ltd., Shanghai Cuilong Culture Communication Co., Ltd., Xiaoxiang Shuyuan (Tianjin) Culture Development Co., Ltd., Tianjin Shengda Tianfang Tingshu Information Technology Co., Ltd., Tianjin Yueduwang Technology Co., Ltd. and Beijing Shanda New Classics Film & TV Culture Co. Ltd. and Zhejiang Huayun Digital Technology Co., Ltd.
“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), results of operations, shareholder equity or business prospects of the Company, its subsidiaries and variable interest company, taken as a whole.
“PRC Group Companies” means Shengting, Shanghai Hongwen and Hongwen Subsidiaries.
“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars and judicial interpretations of the PRC.
“Related Party Transaction Agreements” means the agreements listed in Schedule II.
“Registration Statement” means the Company’s registration statement on Form 1 as filed with the U.S. Securities & Exchange Commission, including all amendments or supplements thereto.
“Shanghai Hongwen” means Shanghai Hongwen Network Technology Co., Ltd.
“Shanghai Xuanting” means Shanghai Xuanting Entertainment Information Technology Co., Ltd.;
“Shengting” means Shengting Information Technology (Shanghai) Co., Ltd.
“VIE Agreements” means the agreements described under the caption “Our Corporate Structure” in the section “Our History and Corporate Structure” in the Registration Statement which are listed in Schedule I.
Based on the foregoing, we are of the opinion that:
1. Incorporation of Shengting. Shengting has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability under the PRC Laws and its business license is in full force and effect and has been duly qualified as a foreign invested enterprise. The total registered capital of Shengting is US$ 30,000,000, all of which has been fully paid. All of the equity interests in Shengting are legally owned by Cloudary (HK), and, to the best of our knowledge after due and reasonable inquiries, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. All Government Authorizations required under PRC Laws for the ownership by Cloudary (HK) of its equity interests in Shengting have been duly obtained. The articles of association of Shengting comply with the requirements of applicable PRC Laws in all material respects and are in full force and effect.
2. Incorporation of Shanghai Hongwen and Hongwen Subsidiaries. Each of Shanghai Hongwen and Hongwen Subsidiaries has been duly incorporated and is validly existing as a limited liability company under the PRC Laws and its business license is in full force and effect. The total registered capital of Shanghai Hongwen is RMB 10,000,000, all of which has been fully paid in accordance with the relevant PRC Laws and its articles of association. All of the equity interests in Shanghai Hongwen are legally owned as to 50% by Dongxu Wang and as to 50% by Mingfeng Chen, and, to the best of our knowledge after due and reasonable inquiries, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right except for pledges and options under the VIE Agreements as disclosed in the Registration Statement. All Government Authorizations required under PRC Laws for the ownership by Dongxu Wang and Mingfeng Chen of their respective equity interests in Shanghai Hongwen have been duly obtained. The articles of association of Shanghai Hongwen comply with the requirements of applicable PRC Laws in all material respects and are in full force and effect; Shanghai Hongwen owns 100% of the equity interest of Shanghai Xuanting and majority equity interests of other Hongwen Subsidiaries as described in the section “Our History and Corporate Structure” in the Registration Statement. To the best of our knowledge after due inquiry, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right; all of the authorized registered capitals of Shanghai Hongwen and each of its subsidiaries have been paid up as the date hereof.
3. Corporate Matters. Except as disclosed in the Registration Statement, each of the PRC Group Companies has full corporate right, power and authority and has all material Governmental Authorizations of and from, and has made all material declarations and filings with, all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Registration Statement and such material Governmental Authorizations contain no burdensome restrictions or conditions. To the best of our knowledge after due and reasonable inquires, nothing has come to our attention that makes us to reasonably believe that any regulatory body is considering modifying, suspending or revoking, or not renewing, any such Governmental Authorizations. To the best of our knowledge after due and reasonable inquires, except as disclosed in the Registration Statement, each of the PRC Group Companies conducts its business in accordance with, and is not in violation of, its articles of association, business license, Governmental Authorizations or any PRC Laws to which it is subject or by which it is bound in all material respects.
4. Corporate Structure. Except as disclosed in the Registration Statement, the ownership structure of the PRC Group Companies and contractual relations set forth in the Registration Statement comply with, and immediately after the Offering will comply with the current PRC Laws. Except as disclosed in the Registration Statement, the transactions conducted in the PRC involving the PRC Group Companies or the shareholders of Shanghai Hongwen relating to the establishment of such ownership structure as described in the Section “Our History and Corporate Structure” and the transactions contemplated under each of the Related Party Transaction Agreements involving the PRC Group Companies comply with, and immediately after the Offering will comply with, current PRC Laws. Except as disclosed in the Registration Statement, all consents, approvals, authorizations, orders, registrations, qualifications and licenses required under PRC Laws in connection with the ownership structure and contractual relations have been made or unconditionally obtained in writing; and to the best of knowledge after due and reasonable inquiries, no such consent, approval, authorization, order, registration or qualification has been withdrawn or is subject to any condition precedent which has not been fulfilled or performed.
5. Validity of Structure Contracts. Each of the PRC Group Companies and the shareholders of Shanghai Hongwen has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party. To the best of our knowledge after due and reasonable inquires, each of the PRC Group Companies has taken all necessary corporate actions to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party; and each of the

VIE Agreements is, and all the VIE Agreements taken as a whole are, valid and legally binding to each party of such agreements under the PRC Laws, and enforceable in accordance with its terms, subject, as to validity and enforceability, to (i) any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and other (ii) possible judicial or administrative actions or any laws affecting creditors’ rights; (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.
6. No Violation of Structure Contracts. Except as disclosed in the Registration Statement, each of the VIE Agreements and the execution and delivery thereof by the PRC Group Companies and the shareholders of Shanghai Hongwen, the performance by each of the PRC Group Companies and the shareholders of Shanghai Hongwen of its obligations thereunder, and the consummation by each of the PRC Group Companies and the shareholders of Shanghai Hongwen of the transactions contemplated therein, will not (A) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a material breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any of the PRC Group Companies or the shareholders of Shanghai Hongwen is a party or by which or to which any of such entities or individuals, or their respective properties or assets, is bound or subject; (B) result in any violation of the provisions of its articles of association or business license or any Governmental Authorization, as applicable; or (C) result in any violation of any PRC Laws in any material respects.
7. Intellectual Property. Except as disclosed in the Registration Statement, each of the PRC Group Companies possesses, or has the appropriate rights to use, as the case may be, the registered intellectual property described in the Registration Statement. Except as disclosed in the Registration Statement, to the best of our knowledge after due and reasonable inquiries, each of the PRC Group Companies owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, all registered patents copyrights, trademarks and domain names currently owned by the PRC Group Companies (“Intellectual Property”). To the best of our knowledge after due and reasonable inquiries, none of the PRC Group Companies (i) has received any notice of infringement of or conflict with asserted rights of others with respect to any of the Intellectual Property or (ii) is infringing, misappropriating or violating any intellectual property right of any third party; to the best of our knowledge after due and reasonable inquiries no legal or government proceedings, actions or claims have been asserted or are pending or threatened against any PRC Group Company relating to any Intellectual Property, except for those that would not cause a Material Adverse Effect.
8. No Taxes. Except as described in the Registration Statement, there are no PRC income tax or other taxes or duties applicable to the ADS holders unless the holder thereof is subject to such taxes in respect of the ADSs by reason of being connected with the PRC other than by reason only of the holding of the ADSs or receiving payments in connection therewith as described in the Registration Statement.
9. Dividends. Except as disclosed in the Registration Statement, all dividends and other distributions declared and payable upon the equity interests of Shengting in Renminbi in accordance with its articles of associations and the PRC Laws may be converted into foreign currency that may be freely transferred out of the PRC subject to full compliance with certain procedures, and may be so paid without the necessity of obtaining any PRC Government Authorizations.
10. Legal Proceedings. To the best of our knowledge after due and reasonable inquiries and except as disclosed in the Registration Statement, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the PRC Group Companies is a party or of which any property of any of the PRC Group Companies is the subject which, if determined adversely to any of PRC Group Companies, would individually or in the aggregate have a Material Adverse Effect; and, to the best of our knowledge after due inquiry, no such proceedings are threatened or contemplated by any Governmental Agency or third party, except as would not cause a Material Adverse Effect.
11. No Sovereign Immunity. As a matter of PRC Laws, none of the PRC Group Companies, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.
12. Accurate Description of Laws and Documents. All matters of PRC Laws material to the ownership and operations of the Group Companies and their respective businesses are accurately disclosed in the Registration Statement in all material respects. The statements in the Registration Statement under “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Our History and Corporate Structure”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Regulations”, “Related Party Transactions” and “Taxation” to the extent that they constitute matters of PRC Laws or summaries of legal matters of the PRC or legal conclusions in respect of the PRC Laws, or summarize the terms and provisions of the agreements governed by PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.
13. M&A Rules. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), effective as of September 8, 2006 and amended on June 22, 2009. The M&A Rules purports, among other things to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted by such SPV for seeking the approval of overseas listing from the CSRC (the “CSRC Procedure”). As of the date of this Opinion, the CSRC has not issued any definitive rule or interpretation concerning whether offerings like this Offering are subject to the M&A Rules and the CSRC Procedure.
Based on our understanding of the current PRC Laws publicly available as of the date hereof, the Company is not required to obtain the CSRC approval in the context of the Offering, because, among other reasons, (A) Shengting was incorporated as a wholly foreign owned enterprise by means of foreign direct investment rather than merger and acquisition as defined under the M&A Rules; (B) the Company has not acquired any equity or asset of PRC domestic enterprises owned by its beneficial owners that are PRC enterprises or individuals as defined under the M&A Rules; and (C) there is no provision in the M&A Rules that clearly classifies the contractual arrangements between Shengting and Shanghai Hongwen as a kind of merger and acquisition transaction falling under the M&A Rules. Nevertheless, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our foregoing opinions in relation to the M&A Rules are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.
14. PRC Tax Matters. The statements set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Regulation,” and “Taxation” in the Registration Statement, insofar as such statements summarize matters of PRC tax law or legal conclusions with respect thereto, are fair and accurate in all material respects.
This opinion relates to PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
This opinion is rendered only with respect to PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Yours Sincerely,
/s/ Jade & Fountain PRC Lawyers
Jade & Fountain PRC Lawyers

Schedule I
List of VIE Agreements
a.	Loan Agreement entered into by and among Shengting and Dongxu Wang dated August 20, 2008, as amended on February 25, 2011;

b.	Loan Agreement entered into by and among Shengqu and Mingfeng Chen dated August 20, 2008, as amended on February 25, 2011;

c.	Exclusive Call Option Agreement entered into by and among Shengting, Dongxu Wang and Mingfeng Chen dated August 20, 2008, as amended on March 18, 2011;

d.	Equity Pledge Agreement entered into by and among Shengting, Shanghai Hongwen, Dongxu Wang and Mingfeng Chen dated August 20, 2008, as amended on March 18, 2011;

e.	Business Operation Agreement entered into by and among Shengting, Shanghai Hongwen, Dongxu Wang and Mingfeng Chen dated March 18, 2011;

f.	Exclusive Technology Consulting and Service Framework Agreement entered into by and between Shangting and Shanghai Hongwen dated March 18, 2011;

g.	Power of Attorney issued by Dongxu Wang dated March 18, 2011; and

h.	Power of Attorney issued by Mingfeng Chen dated March 18, 2011.

Schedule II
List of Related Party Transaction Agreements
a.	Technology Transfer Contract entered into by and between Shanghai Shanda Networking Co., Ltd. and Shanghai Xuanting dated July 1, 2009;

b.	Media Resources Exclusive Entrusted Operation Contract entered into by and between Shanghai Xuanting and Shanghai Shengyue Advertising Co., Ltd. in September 2009;

c.	Work for Hire Agreement entered into by and between Shanghai Xuanting and Shanghai Shengyue Advertising Co., Ltd. dated February 26, 2010;

d.	Service Contract entered into by and between Shengqu Information Technology (Shanghai) Limited and Shanghai Xuanting dated September 1, 2010;

e.	Platform Use Cooperation Agreement entered into by and between Shanghai Xuanting, on one side, and Shanghai Shanda Networking Co., Ltd., Nanjing Shanda Networking Co., Ltd. and Hangzhou Bianfeng Network Technology Limited, on the other side, dated January 1, 2007;

f.	Sales Agency Agreement entered into by and between Shanghai Shengfutong Electronic Business Co., Ltd., on one side and Shanghai Hongwen, Shanghai Xuanting, Hong Xiu Tian Xiang Science and Technology Development (Beijing) Co., Ltd., Beijing Wangwen Xinyue Technology Co., Ltd., Xiaoxiang Shuyuan (Tianjin) Culture Development Co., Ltd., Tianjin Shengda Tianfang Tingshu Information Technology Co., Ltd. and Tianjin Yueduwang Technology Co., Ltd. on the other side, dated December 1, 2010;

g.	Platform Use Cooperation Agreement entered into by and between Shanghai Xuanting and Shanghai Yichong Electronic Business Co., Ltd. dated August 1, 2009;

h.	Shanda Online and Xuanting Cooperation Agreement entered into by and between Shanghai Shanda Networking Co., Ltd. and Nanjing Shanda Networking Co., Ltd., on one side, and Shanghai Xuanting, on the other side, dated July 1, 2008;

i.	Shanghai Pudong Development Bank Group Account Administration Agreement entered into by and between Shanghai Pudong Development Bank Zhang Jiang Branch and Shengting dated April 23, 2009;

j.	Group Account Participant Administration Agreement entered into by and between Shengting and Shanghai Hongwen dated April 23, 2009;

k.	Shanghai Pudong Development Bank Group Account Administration Agreement entered into by and between Shanghai Pudong Development Bank Zhang Jiang Branch and Shanghai Shanda Networking Co., Ltd. dated June 18, 2009; and

l.	Group Account Participant Administration Agreement entered into by and between Shanghai Shanda Networking Co., Ltd. and Shengting dated February 24, 2010.